EXHIBIT 21
LIST OF SUBSIDIARIES

Rahaxi Processing Oy, a company formed in Finland

FSRC Processing Oy, a company formed in Finland

FreeStar Technologies Ireland, Ltd., a company formed in Ireland

FreeStar Dominicana, a company formed in the Dominican Republic